Exhibit 21.1

Subsidiaries of the Registrant
December 31, 2016

Subsidiary	Jurisdiction
Barrington Bank & Trust Company, N.A.	United States
Beverly Bank & Trust Company, N.A.	United States
Crystal Lake Bank & Trust Company, N.A.	United States
FIRST Insurance Funding Corp.	Illinois
First Insurance Funding of Canada, Inc.	Canada
FIFC Edge International Corporation	United States
First Insurance Funding Corporation of CA	California
Great Lakes Advisors, LLC	Delaware
Hinsdale Bank & Trust Company	Illinois
Hyde Park Facilities, Inc.	Illinois
Lake Forest Bank & Trust Company	Illinois
Libertyville Bank & Trust Company	Illinois
Northbrook Bank & Trust Company	Illinois
Old Plank Trail Community Bank, N.A.	United States
Schaumburg Bank & Trust Company, N.A.	United States
St. Charles Bank & Trust Company	Illinois
State Bank of the Lakes	Illinois
The Chicago Trust Company, N.A.	United States
Town Bank	Wisconsin
Tricom, Inc. of Milwaukee	Wisconsin
Village Bank & Trust	Illinois
Wayne Hummer Investments, L.L.C.	Delaware
WHAMCO Holding Company	Illinois
Wheaton Bank and Trust Company	Illinois
Wintrust Asset Finance Inc.	Delaware
Wintrust Bank	Illinois
Community Financial Shares Statutory Trust II	Delaware
First Northwest Capital Trust I	Delaware
Northview Capital Trust I	Delaware
Suburban Illinois Capital Trust II	Delaware
Town Bankshares Capital Trust I	Delaware
Wintrust Capital Trust III	Delaware
Wintrust Statutory Trust IV	Connecticut
Wintrust Statutory Trust V	Connecticut
Wintrust Capital Trust VII	Delaware
Wintrust Capital Trust VIII	Delaware
Wintrust Capital Trust IX	Delaware